TO:        Field Managers

SUBJECT:   Plan Sponsor Proxy Fiduciary Responsibilities

FROM:      Shaun Mathews, President


Several of you have indicated that certain plan sponsors have questioned whether as a fiduciary they must vote no to a request to raise management fees.

As is indicated in the proxy statement, the fee increase is being proposed to benefit the fund and its shareholders by providing resources to the fund manager comparable to those received by managers of other funds (which the sponsors probably currently include in their contracts). The resources would provide increased management capabilities to the funds and allow them to remain competitive. The fee increase recommendation was approved unanimously by the independent directors of the fund after a thorough review of the marketplace and competitive fees, but more importantly, it is based upon their best judgement regarding the financial resources needed to produce competitive and high quality services on behalf of the Aetna portfolios going forward. The fund directors owe a fiduciary duty to the shareholders in the fund in the same way that the plan sponsors owe a fiduciary duty to participants. In discussing this issue with plan sponsors, you should point out the provisions in the proxy statement that discuss how and why the independent board of directors of the funds voted unanimously to recommend these fee increases.

As a fiduciary, the plan sponsor is not obligated to vote "no", since such a vote might be detrimental to the shareholders of the fund by limiting resources available to the fund. Given the information provided in the proxy about the independent board's rationale and recommendations, a "no" vote could raise the same fiduciary concerns for a plan sponsor as a "yes" vote, since this could impact the resources available to manage the funds going forward. Plan sponsors who raise these questions should be directed to the proxy which provides the very adequate rationale for voting yes.

In the final analysis, if a plan sponsor is concerned about fiduciary responsibility in voting the proxy, based on the materials provided to the sponsor, a "yes" vote is very justifiable. A plan sponsor who is having difficulty weighing these issues can always "abstain."

Please let me know if you have any questions.